                FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE
                                  ECHELON MALL

         THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE ("Amendment") is made and entered into as of the 28th day of April, 2003, by and between ECHELON MALL JOINT VENTURE, a New Jersey joint venture ("EMJV") and ECHELON ACQUISITION, LLC, a Maryland limited liability company ("Acquisition") (collectively "Seller"), and PR ECHELON LIMITED PARTNERSHIP, a Pennsylvania limited partnership ("Buyer").

                                   WITNESSETH:

         WHEREAS, Seller and Buyer are parties to an Agreement of Purchase and Sale (the "Original Agreement") dated as of March 7, 2003 pursuant to which Seller has agreed to sell and Buyer has agreed to buy: certain land, buildings and improvements located in Voorhees, New Jersey and forming a part of Echelon Mall, as more fully described in, and pursuant to the terms and conditions of, the Original Agreement; and

         WHEREAS, Seller and Buyer desire to amend the Original Agreement pursuant to the terms of this Amendment.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

         1. Defined Terms. Uppercase and defined terms, which are not defined in this Amendment, shall have the meaning ascribed to such terms in the Original Agreement. References to Articles and/or Sections shall correspond to Articles and Sections in the Original Agreement. Any reference in this Amendment to the Agreement shall mean the Original Agreement as modified by this Amendment.

         2. Satisfaction of Certain Conditions. Buyer hereby acknowledges that the contingencies described in sections 7.2 and 7.3, have been satisfied and it no longer has any rights to terminate the Agreement based on those sections.

         3. Failure to Close. Article IV of the Original Agreement is hereby deleted in its entirety and the following is substituted in its place.

                                   ARTICLE IV
                                FAILURE TO CLOSE

                  4.1      Liquidated Damages.
                           ------------------

                  Buyer and Seller acknowledge that the amount of damages which either party may incur as a result of a default hereunder would be substantial, but extremely difficult to ascertain. Accordingly, Buyer and Seller agree that the amount of "Liquidated Damages" as used herein shall equal One Million Seven Hundred Thousand Dollars ($ 1,700,000.00). The parties expressly agree that the Liquidated Damages were determined by the parties after negotiation, with both side represented by counsel, and that such damages are not intended as a penalty but are fairly related to the damage that the non defaulting party would suffer from the other party's breach of this Agreement.

                  4.2      Buyer's Default.
                           ---------------

                  If Seller has complied with all of the covenants and conditions contained herein and is ready, willing and able to sell and transfer the Property Assets to Buyer in accordance with this Agreement and Buyer for any reason fails to consummate this Agreement in breach of its obligations to do so, then the parties agree that Seller may, by written notice to Buyer, as its sole remedy (i) terminate this Agreement and recover from Buyer as liquidated damages an amount equal to the Liquidated Damages, together with attorney's fees and court costs, if any, incurred by Seller in obtaining payment of the Liquidated Damages, or (ii) seek specific performance in which event Seller shall be entitled to recover from Buyer any attorney's fees and court costs incurred in seeking such remedy, provided that if Seller is unable to obtain the remedy of specific performance Seller shall not have waived its right to the Liquidated Damages by electing to sue for Specific Performance. If Seller receives the Deposit, such amount shall be credited against the Liquidated Damages.

                  4.3      Seller's Default.
                           ----------------

                  If Buyer has complied with all of the covenants and conditions contained herein and is ready, willing and able to pay the Purchase Price to Seller and consummate the transactions contemplated hereunder in accordance with this Agreement and Seller for any reason fails to consummate this Agreement in breach of its obligations to do so, Buyer may as its sole remedy either (i) terminate this Agreement whereupon Buyer may recover from Seller as liquidated damages an amount equal to the Liquidated Damages together with attorney's fees and court costs, if any, incurred by Buyer in obtaining payment of the Liquidated Damages, or (ii) seek specific performance of the Agreement in which event Buyer shall be entitled to receive from Seller any attorney's fees and court costs incurred in seeking such remedy, provided that if Buyer is unable to obtain the remedy of specific performance Buyer shall not have waived its right to the Liquidated Damages by electing to sue for specific performance.

                  4.4 Disposition of Deposit as the Result of and Lack of Satisfaction of Conditions.
                           ---------------------------------------------------

                  If Seller terminates this Agreement as a result of the lack of satisfaction of any one or more of the conditions to Seller's obligations set forth in Section 8.1 or elsewhere in this Agreement and the lack of satisfaction of a condition is not related to Buyer's or Buyer's Affiliates' or New Castle's breach or default hereunder or under the Contract between Plymouth Meeting Property, LLC and PR Plymouth Meeting Limited Partnership dated March 7, 2003 (as amended contemporaneously herewith, the "Plymouth Contract"), or Buyer terminates this Agreement as a result of the lack of satisfaction of any one or more of the conditions to Buyer's obligations set forth in
         Section 8.2 or elsewhere in this Agreement, and the lack of satisfaction of a condition is not related to Buyer's breach or default hereunder or under the Plymouth Contract, then the Deposit shall be promptly returned to Buyer.

                  4.5      Cross Default.
                           -------------

                  The parties agree that a breach by a party of the Plymouth Contract shall also be a breach by such party of this Agreement.

         4. Closing Date. Section 5.1 shall be amended by deleting the words "April 24" and substituting the words "May 30," in their place, and by deleting the number "180" and substituting the number "150" in its place. In addition, Seller shall have a separate right to ("Seller's Ten Business Day Extension Right") and Buyer shall have the right to extend Closing for a period not to exceed ten business (10) days. Should Closing occur in June, 2003 solely as a result of Buyer's exercise of such extension right, the Purchase Price reduction scheduled to occur in and with respect to the month of June, 2003 pursuant to
Schedule 5.1 of the Original Agreement shall not be applicable. A party may not exercise its 10 business day extension right unless such party also extends Closing under the Plymouth Contract for the same number of days. Should Closing occur after May 30, 2003 for any reason other than Buyer exercising its extension right, the Purchase Price shall be reduced in accordance with Schedule
5.1 of the Original Agreement.

         5. Sears Building. Seller has entered into negotiations to purchase from Sears any rights Sears has in the improvements constructed by Sears on Seller's land ("Sears Building") for $1,500,000, in connection with which Seller and Sears shall grant general releases to each other and each other's successors and assigns, from their respective claims arising out of the Sears Building, the Real Property, that certain Escrow Agreement dated December 21st, 1998 by and among Sears, EMJV and John W. Steele, III, Seq., as Escrow Agent (the "Sears Escrow Agreement") and all documents and agreements placed in escrow pursuant to the Sears Escrow Agreement. Seller shall endeavor to enter into a written agreement, the form and substance of which shall be acceptable to Buyer in its reasonable discretion, to purchase from Sears all of Sears' rights in and to the Sears Building and to provide for the aforementioned releases (the "Sears Building Agreement"). If closing under the Sears Building Agreement occurs prior to Closing under the Agreement, Buyer shall, at and simultaneously with the

Closing under the Agreement, reimburse Seller for the amount paid by Seller to Sears pursuant to the Sears Building Agreement, such amount not to exceed $1,500,000 (plus reasonable closing costs incurred by Seller under the Sears Building Agreement). If closing under the Sears Building Agreement does not occur prior to Closing under the Agreement, Seller shall direct Sears to deed the rights to the Sears Building to Buyer or its designee and Buyer shall pay directly to Sears the amount due under the Sears Building Agreement, such amount not to exceed to $1,500,000 (plus the reasonable closing costs attributable to Seller under the Sears Building Agreement) and Buyer shall assume the obligations under the Sears Building Agreement that arise after the closing on the Sears Building Agreement, with each party indemnifying the other with respect to its defaults thereunder. In the event a Sears Building Agreement is executed in accordance with this Paragraph 5, the condition set forth in Section 8.2(a)(xi) of the Agreement shall be deemed satisfied. However, if a Sears Building Agreement is not so executed, Seller may satisfy the condition set forth in Section 8.2(a)(xi) of the Agreement in the manner provided therein.

         6. Mutual Representations and Warranties. Seller and Buyer represent and warrant to each other respectively that they have the requisite power and authority to enter into this Amendment; that all necessary and appropriate approvals, authorizations and other steps have been taken to effect the legality of this Amendment; that the signatories executing this Amendment on behalf of Seller and Buyer have been duly authorized and empowered to execute this Amendment on behalf of Seller and Buyer, respectively; and that this Amendment is valid and shall be binding upon and enforceable against Seller and Buyer and their respective successors and assigns and shall inure to the benefit of Seller and Buyer and their respective successors and assigns.

         7. Final Agreement. This Amendment and the Original Agreement cover in full, each and every final agreement of every kind or nature whatsoever between Seller and Buyer concerning the Property Assets and all preliminary negotiations and agreements whatsoever of every kind or nature are merged in this Amendment and the Original Agreement. This Amendment and the Original Agreement cannot be changed or modified in any manner other than by written amendment or modification executed by Seller and Buyer. Except as expressly provided for herein or where the context requires to conform the terms and conditions of the Original Agreement to the above, the terms and conditions of the Original Agreement shall remain unmodified and are hereby ratified and confirmed.

         8. Counterparts. This Amendment may be executed simultaneously or in two (2) or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF the parties hereto have executed this Amendment as of the date first above written, but intended to be effective as of the Effective Date.

ATTEST:                              SELLER:

                                     ECHELON MALL JOINT VENTURE


M. LUCINDA MOTSKO                    By: ANDREW B. BOLTON III
---------------------                    ----------------------------------
M. Lucinda Motsko                        Andrew B. Bolton III
Assistant Secretary                      Vice President


                                     ECHELON ACQUISITION, LLC


                                     By: ANDREW B. BOLTON
                                         ----------------------------------
                                         Andrew B. Bolton III
                                         Vice President


                                     BUYER

                                     PR ECHELON LIMITED PARTNERSHIP,
                                     a Pennsylvania limited partnership

                                     By: PR ECHELON LLC, its general partner

                                          By: PREIT Associates, L.P., its sole
                                              member

                                               By: Pennsylvania Real Estate
                                                   Investment Trust, its general
                                                   partner

Witness:

DANIEL J. IZLER                      By: JEFFREY A. LINN
-----------------------------            ----------------------------------
Daniel J. Izler                          Jeffrey A. Linn,
                                         Executive Vice President